EXHIBIT 99.1

Golden State Petroleum Transport Corporation Extends Consent Solicitation

Golden State Petroleum Transport Corporation ("Golden State"), a Delaware corporation, announced today an extension of its previously announced consent solicitation, which had been set to expire at 5 p.m. EDT on Oct. 28, 2010. The consent solicitation period has been extended to 5 p.m. EDT on Nov. 4, 2010, unless further extended by Golden State. Any further extensions will similarly be noticed by press release. All other terms and conditions of the consent solicitation, including terms relating to the payment of the consent fee, remain unchanged. Holders who have already properly delivered their consents do not need to deliver new consents or take any other action in response to this extension.

Golden State launched the consent solicitation to amend the indenture (the "Indenture") relating to its 8.04% First Preferred Mortgage Notes due 2019 (CUSIP 38121E AJ2/ISIN US38121EAJ29) (the "Notes"), to amend or terminate certain related collateral and management agreements, and to approve the proposed current or future sale, as the case may be, of each of the two very large crude carrier vessels ("VLCCs") that serves as part of the collateral for the Notes.

Golden State is offering a consent fee of US$1.00 per US$1,000.00 principal amount of its Notes to holders of record at the close of business on Oct. 14, 2010 that validly provide their consent to the proposed amendments by 5 p.m. EDT on Nov. 4, 2010. Golden State's obligation to accept consents and pay a consent fee to consenting holders is subject to conditions as set forth in the consent solicitation statement.

Jefferies & Company, Inc. is acting as the Solicitation Agent for the consent solicitation. D.F. King & Co., Inc. is acting as the Information and Tabulation Agent.

Questions concerning the terms of this solicitation should be directed to Jefferies & Company, Inc. at (877) 877-0696 (toll free) or (212) 284-2435 (collect). Requests for assistance in completing the letter of consent or requests for additional copies of the consent solicitation statement, the letter of consent or other related documents may be directed to D.F. King & Co., Inc. at (800) 967-4612 (toll free) or (212) 269-5550 (Banks and Brokers).

Advisory: This press release is for informational purposes only and is not being made in any jurisdiction in which the making of this announcement would violate the laws of such jurisdiction, nor is it an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to a consent solicitation statement dated Oct. 15, 2010 and the related letter of consent.